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                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
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                                                / Expires:  September 30, 1998 /
                                                / Estimated average burden     /
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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check this box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person*

    Mooney                            James                           P.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)
    c/o OM Group, Inc.
    Terminal Tower
    50 Public Square, Suite 3500
    ----------------------------------------------------------------------------
                                   (Street)

    Cleveland                         OH                            44113-2204
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol OM Group, Inc. (OMGI)
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person, if an entity
    (Voluntary)  ???
               --------------

4.  Statement for Month/Year 2/2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [X] Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

                        Chief Executive Officer

7.  Individual or Joint/Group Filing  (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
    ___ Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at End        Direct       Bene-
                                Day/                                                    of Issuer's         (D) or       ficial
                                Year)                                                   Fiscal Year         Indirect     Owner-
                                                                 (A) or                                     (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                 11/5/2001       A        30,000      A                       685518               D
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
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                                                          (Over)
                                                                 SEC 2270 (7-96)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Executive Stock Option            59.20            11/5/2001                 A                     10,000
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


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6. Date Exer-          7. Title and Amount of         8. Price         9. Number            10. Owner-            11. Na-
   cisable and            Underlying Securities          of               of Deriv-             ship                  ture
   Expiration             (Instr. 3 and 4)               Deriv-           ative                 of De-                of In-
   Date                                                  ative            Secur-                rivativ   e           direct
   (Month/Day/                                           Secur-           ities                 Secu-                 Bene-
   Year)                                                 ity              Bene-                 rity:                 ficial
                                                         (Instr. 5)       ficially              Direct                Owner-
 --------------------------------------------                             Owned                 (D) or                ship
 Date       Expira-                   Amount or                           at End                Indi-                 (Instr. 4)
 Exer-      tion        Title         Number of                           of Year               rect (I)
 cisable    Date                      Shares                              (Instr. 4)            (Instr. 4)
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
12/31/2001  12/31/2010                100,00               46.75              100,000               D
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12/31/2002  11/5/2011   Common Stock  10,000               59.20               10,000               D
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

Explanation of Responses:


                /s/ M. Scott               FEB 14, 2002
       --------------------------------    ------------
       **Signature of Reporting Person         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,

  See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                  SEC 2270(7-96)